EXHIBIT 99.1

PSB Holdings, Inc.

News Release

March 21, 2007

FOR IMMEDIATE RELEASE

Contact: Robert J. Halloran, Jr., President, PSB Holdings, Inc.

Telephone: (860) 928-6501

PSB HOLDINGS, INC. ANNOUNCES

TENTH CONSECUTIVE QUARTERLY DIVIDEND

PUTNAM, CT – March 21, 2007—Robert J. Halloran, Jr., President of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $.06 per share of the Company’s common stock. The dividend reflects an annual cash dividend rate of $.24 per share. The dividend will be payable to stockholders of record as of April 5, 2007, and will be paid on April 19, 2007.

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 shares of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of all but $25,000 of the cash dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Savings Bank also operates a full-service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.’s common stock trades on the NASDAQ Global Market under the symbol PSBH.

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